Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
LESCO, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-49884, 333-33292, 333-92961, 333-38118, 333-22685, 333-82490, 333-103637 and 333-134011) on Form S-8 of LESCO, Inc. of our reports dated March 16, 2007, with respect to the consolidated balance sheets of LESCO, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and related financial statement schedule, and management’s assessment of, and the effectiveness operation of, internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of LESCO, Inc. and subsidiaries.
Our report on the consolidated financial statements refers to the Company’s change in method of accounting for stock-based compensation, effective January 1, 2006.
/s/ KPMG LLP
Cleveland, Ohio
March 16, 2007